EXHIBIT 12

                             CARRIAGE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

                                                                                                                        SIX MONTHS
                                                                                                                      ENDED JUNE 30,
                                                                                                                      --------------
                                                              1994*        1995*      1996*      1997       1998           1999
                                                              -------     -------     ------    -------    -------    --------------
Fixed charges:
      Interest expense ...................................    $ 2,671     $ 3,684     $4,347    $5,889     $ 9,720    $        7,470
      Amortization of
        capitalized expenses
        related to debt ..................................         30          50        150        200        150                64
      Rental expense .....................................        245         317        308        629        720               415
                                                              -------     -------     ------    -------    -------    --------------
Total fixed charges before
      capitalized interest and
      preferred stock dividends ..........................      2,946       4,051      4,805      6,718     10,590             7,949
Capitalized interest .....................................        100         175        250        450        600               216
                                                              -------     -------     ------    -------    -------    --------------
        Total fixed charges ..............................      3,046       4,226      5,055      7,168     11,190             8,165
Preferred stock dividends ................................       --          --        1,037      1,627      1,082                98
                                                              -------     -------     ------    -------    -------    --------------
        Total fixed charges
          plus preferred dividends .........................    3,046       4,226      6,092      8,795     12,272             8,263
                                                              -------     -------     ------    -------    -------    --------------

Earnings available for fixed
      charges: ...........................................       (923)     (1,800)       345      8,217     17,023            13,111
Add fixed charges before
      capitalized interest and
      preferred stock dividends ..........................      2,946       4,051      4,805      6,718     10,590             7,949
                                                              -------     -------     ------    -------    -------    --------------
Total earnings available
      For fixed charges ..................................    $ 2,023     $ 2,251     $5,150    $14,935    $27,613    $       21,060
                                                              =======     =======     ======    =======    =======    ==============
Ratio of earnings to
      fixed charges (1) ..................................       0.66        0.53       1.02       2.08       2.47              2.58
                                                              =======     =======     ======    =======    =======    ==============
Ratio of earnings to fixed
      charges plus dividends (1) .........................       0.66        0.53       0.85       1.70       2.25              2.55
                                                              =======     =======     ======    =======    =======    ==============

(1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.

* Earnings were inadequate to cover fixed charges. The coverage deficiency was $1,023,000, $1,975,000 and $942,000 for 1994, 1995 and 1996 respectively.